EXHIBIT 24.1

POWER OF ATTORNEY

     Each person whose signature appears below hereby severally constitutes and appoints Steven F. Leer and Robert G. Jones as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 in connection with the Arch Coal, Inc. 1997 Stock Incentive Plan and any and all amendments (including post-effective amendments) to the same, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

DATED: January 2, 2004

/s/ Steven F. Leer Steven F. Leer	President, Chief Executive Officer and Director

/s/ James R. Boyd James R. Boyd	Chairman of the Board and Director

/s/ Frank M. Burke Frank M. Burke	Director

/s/ Douglas H. Hunt Douglas H. Hunt	Director

/s/ James L. Parker James L. Parker	Director

/s/ A. Michael Perry A. Michael Perry	Director

/s/ Robert G. Potter Robert G. Potter	Director

/s/ Theodore D. Sands Theodore D. Sands	Director